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                                      LOGO
                                  555 Broadway
                         Redwood City, California 94063


                                 April 27, 1999


Dear Stockholders:


     We will hold a special meeting of our stockholders at our headquarters at 555 Broadway, Redwood City, California on May 28, 1999 at 8 a.m., Pacific time.



     At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt a merger agreement with At Home Corporation and approve a merger that will cause Excite to become a wholly-owned subsidiary of @Home. Based on the capitalization of Excite and @Home as of March 31, 1999, after the merger, Excite stockholders will own approximately 31.4% of the outstanding @Home common stock and 17.8% of the voting power of @Home's outstanding common stock.



     You are entitled to receive in the merger 1.041902 shares of @Home's Series A common stock for each share of Excite common stock you own. @Home has announced that it intends to effect a two-for-one stock split that would become effective after the merger. Therefore, if you owned 100 shares of Excite common stock before the merger, you would be entitled to receive 208 shares of @Home stock after the merger and the stock split, and a check based on the market price of @Home Series A common stock instead of any fractional share you would have received.



     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THIS TRANSACTION AND CONCLUDED THAT IT IS IN THE BEST INTERESTS OF EXCITE AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS TRANSACTION.


     Attached is a notice of special meeting of stockholders and a prospectus/proxy statement relating to the merger. This document describes the merger in detail. We encourage you to read it carefully.


     THE MERGER AND AN INVESTMENT IN SHARES OF @HOME STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS PROSPECTUS/PROXY STATEMENT.


     We cordially invite you to attend the meeting. However, whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it to us in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. YOUR VOTE IS VERY IMPORTANT.

     DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

                                      Sincerely,
                                      /s/ George Bell
                                      George Bell
                                      Chairman of the Board and
                                      Chief Executive Officer


This prospectus/proxy statement is dated April 27, 1999 and was first mailed to stockholders on or about April 30, 1999.